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                                                     EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of MFRI, Inc. on Form S-3 of our report dated April 18, 1997 with respect to the Consolidated Financial Statements of MFRI, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of MFRI, Inc. for the year ended January 31, 1997, and of our report dated May 28, 1996 (August 14, 1996 as to the second paragraph of Note 6) with respect to the Consolidated Financial Statements of Midwesco, Inc. and subsidiaries appearing in the Current Report on From 8-K of MFRI, Inc. dated August 11, 1997, and to the reference to us under the caption "Experts" in the Prospectus, which is part of this Registration Statement.



                                   /S/ DELOITTE & TOUCHE LLP
                                   Deloitte & Touche LLP


Chicago, Illinois
January 22, 1998